EXHIBIT 99.1

Contact:
Primo Water Corporation
Mark Castaneda, Chief Financial Officer
(336) 331-4000

ICR Inc.
John Mills
Katie Turner
(646) 277-1228

Primo Water Announces Results for the Quarter and Fiscal Year Ended December 31, 2011

WINSTON-SALEM, N.C., March 15, 2012 -- Primo Water Corporation (Nasdaq: PRMW), a leading provider of water dispensers, environmentally responsible bulk bottled water and premier sparkling beverage appliances, today announced financial results for the quarter and fiscal year ended December 31, 2011.

Business Highlights:

•	Record Q4 sales increased to $22.0 million or by 73.2% compared to the prior year.

•	160.0% increase in water dispenser unit sales compared to Q4 of the prior year.

•
Addition of 1,000 locations selling Primo’s appliances and/or water in Q4.   Primo added 700 locations that offer appliances and 300 locations that offer water (exchange or refill) for a total of 23,600 locations at the end of Q4.

•	Non-GAAP pro forma fully-taxed EPS of ($0.10) and GAAP EPS of ($0.30) in Q4 compared to non-GAAP pro forma fully-taxed EPS of ($0.13) and GAAP EPS of ($0.96) in Q4 of prior year.

•	Company launched the Primo Flavorstation™ carbonating appliance for the 2011 holiday season in over 500 retail locations and announces location expansion

•	Company announced strategic alliance and distribution agreements with Sparkling Drink Systems to cross sell carbonating appliances in the US and internationally.

Fourth Quarter Results

Total net sales increased 73.2% to $22.0 million from $12.7 million in the fourth quarter of 2010. This increase was due to significant growth in both water and dispenser sales.

Water sales for the fourth quarter of 2011 increased approximately 46.0% to $13.9 million compared to $9.5 million in the fourth quarter of 2010. Sales of water consist of sales of multi-gallon purified bottled water (“exchange services”) and self-serve filtered drinking water vending services (“refill services”).  The sales improvement was primarily due to the acquisition of the refill business in November 2010 and a 24.7% increase in sales of exchange services.

The Company’s dispenser sales for the fourth quarter of 2011 increased approximately 102.4% to $6.4 million compared to $3.2 million in the fourth quarter of 2010. The increase was due primarily to the addition of 700 locations that offer dispensers as well as sell-thru growth at existing locations.

“We are pleased to report fourth quarter financial results that were in-line with our expectations, and we continue to be extremely encouraged by our significant sales growth,” commented Billy D. Prim, Primo Water’s President and Chief Executive Officer.  “2011 was a transformational year, with our efforts focused on integrating acquisitions, developing new technologies and executing large customer rollouts in our exchange business.  Additionally, we are excited about our strategic partnership with Sparkling Drink Systems, which should provide us with a strong platform to greatly expand our capabilities in the home carbonation market and enhance our consumer value proposition.  We remain committed to our goal of increasing household adoption of our products and consumables and generating long-term sales and profitable growth.”

The following table sets forth information regarding locations where our dispensers and water are sold as well as certain sales information.

	4Q11	4Q10	% Change
Total locations (in thousands)	23.6	18.1	30.4%
Dispenser locations (in thousands)	6.9	5.5	25.5%
Dispenser units sold (in thousands)	101.4	39.0	160.0%
Water Locations (in thousands)	16.7	12.6	2.5%

During the fourth quarter of 2011, the Company continued its retail rollout strategy by adding 1,000 total locations.  Primo added 700 new appliance locations and 300 net new water locations during the quarter.  The Company believes that expanded points of distribution for its dispensers will lead to an increase in new users of its water.  The Company considers any location that offers its dispensers, exchange or refill services as a unique selling location; as a result, there is overlap for existing locations that offer multiple Primo products and/or services.

The GAAP net loss for the fourth quarter of 2011 was ($7.0) million or ($0.30) per share, compared to ($10.7) million or ($0.96) per share in the same period in the prior year.  In addition, for the fourth quarter of 2011, non-GAAP pro forma fully-taxed net loss was ($2.5) million or ($0.10) per share.  There were approximately $0.9 million in non-recurring and acquisition-related charges during the quarter.  The Company does not expect to pay U.S. income taxes in the near future as it has sufficient net operating loss carryforwards to offset taxable income.

Fiscal Year 2011 Results

Fiscal year 2011 total net sales increased 88.2% to $84.0 million from $44.6 million 2010. This increase was due to significant growth in both water and dispenser sales.  Water sales for 2011 increased approximately 96.3% to $58.7 million compared to $29.9 million in 2010. The Company’s dispenser sales for 2011 increased approximately 60.5% to $23.6 million compared to $14.7 million in 2010.

The GAAP net loss for 2011 was ($14.4) million or ($0.66) per share, compared to ($22.7) million or ($5.81) per share in the prior year.  In addition, for 2011, non-GAAP pro forma fully-taxed net loss was ($3.7) million or ($0.17) per share compared to a loss of ($5.8) million or ($1.47) per share. There were approximately $2.1 million and $2.5 million in acquisition-related charges during 2011 and 2010, respectively.

Flavorstation Launch

During the fourth quarter of 2011, the Company launched a single Flavorstation appliance and a range of flavors and accessories in over 500 Lowes Home Improvement locations, a direct selling campaign and a new website that includes an online store to educate consumers and create awareness of the Company’s appliance and consumables offering.

The Company previously announced a strategic alliance with Sparkling Drink Systems, or ("SDS"), an international marketing and manufacturing company specializing in home beverage carbonation products.  With the SDS partnership, Primo has access to a complete line of carbonation technologies and over 70 appliances.  Additionally, SDS has its own manufacturing facilities in China.  The strategic alliance will include joint R&D, marketing, manufacturing and distribution of Primo Flavorstation’s expanded line of appliances that will retail from $39.99 to $299.99.

Primo has developed a four-point strategy for the sale of carbonating appliances:

•	Value for the consumer (cost per drink savings vs. branded soft drinks)
•	Appliance Innovation and broad range of over 70 appliances
•	Leverage Primo’s customer base and direct store delivery infrastructure
•	Taste of branded soft drinks with all natural flavors, half the calories and no high fructose corn syrup (“HFCS”)

Retailer reaction to Primo’s expanded appliance lineup and flavor profile has been very positive and the Company is working with several major retailers on Flavorstation store planning.  The Company also announced the continued rollout of its existing Flavorstation appliance in additional Lowe’s Home Improvement locations early in the second quarter of 2012.  The Company expects to announce additional retail partnerships and international distribution relationships in the coming months.

“There has been tremendous momentum in the new innovative Flavorstation lineup as a result of the partnership with SDS.  We believe this extension of our overall razor/razorblade strategy will result in the sale of numerous high margin ‘razorblades’ such as flavors, CO2 cylinders, and accessories that will accompany initial ‘razor’ or appliance sales. We expect that these appliances and consumable products will positively impact our long-term growth prospects,” added Mr. Prim.

Guidance

The Company expects full year 2012 net sales to increase 40% to 50% or in the range of $118.0 to $126.0 million, full year 2012 GAAP net income per share to be breakeven to $0.03, and full year 2012 non-GAAP pro forma fully-taxed net income per share to be $0.07 to $0.12.  For 2012, the Company believes water sales will increase 17% to 25% and dispenser sales will increase 40% to 50% compared to 2011 and Flavorstation sales will be in the range of $15.0 to $17.0 million.   The Company expects to end 2012 with between 26,000 and 28,000 total locations.

The Company expects first quarter 2012 net sales to be $19.7 to $21.4 million; first quarter GAAP net loss per share to be ($0.14) to ($0.16); and first quarter non-GAAP pro forma fully-taxed net loss per share to be ($0.07) to ($0.09).  The Company expects to end the first quarter of 2012 with between 23,800 and 24,000 total locations.

The adjustments from GAAP EPS to non-GAAP pro forma fully-taxed EPS consist of adjustments related to preferred dividends, provision for income taxes, non-cash stock-based compensation, non-recurring and acquisition-related costs, amortization of intangible assets, pro forma effect of expected acquisition synergies and the pro forma effect of applying full income tax rates.

Mr. Prim concluded, “We are confident in continued strong growth in 2012 and our ability to achieve profitability.  There is the opportunity for significant leverage across our business model and we expect earnings growth going forward will be significantly ahead of sales growth. We believe we are well-positioned for sustained long-term growth.

We intend to continue to execute on our three long-term strategies:

•	Increase total retail locations to 50,000 - 60,000;
•	Increase sales of innovative appliances (water dispensers & Flavorstation), which we believe will lead to greater household penetration and sales of consumables; and
•	Selectively pursue strategic acquisitions.”

Conference Call and Webcast

The Company will hold a conference call and live webcast with a supplemental slide presentation today, March 15, 2012, at 4:30 p.m. ET. The live webcast and slide presentation will be broadcast live over the Internet, hosted at the Investor Relations section of Primo Water's website at www.primowater.com, and will be archived online through March 29, 2012.  In addition, listeners may dial (866) 712-2329 in North America, and international listeners may dial (253) 237-1244.

About Primo Water Corporation

Primo Water Corporation (Nasdaq: PRMW) is a leading provider of water dispensers, environmentally responsible bulk bottled water and premier sparkling beverage appliances sold through major retailers throughout the United States and Canada. Learn more about Primo Water at www.primowater.com and www.primoflavorstation.com.

Forward-Looking Statements

Certain statements contained herein (including our 2012 guidance) are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," "project," "should," "would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the loss of major retail customers of the Company or the reduction in volume or change in timing of purchases by major retail customers, lower than anticipated consumer and retailer acceptance of the Company's exchange and refill services, its water dispensers and Flavorstation products and related consumables, changes in the Company's relationships with its independent bottlers, distributors and suppliers, the entry of a competitor with greater resources into the marketplace and competition and other business conditions in the water, water dispenser and carbonating appliance industries in general, the Company’s experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issues, the loss of key Company personnel, changes in the regulatory framework governing the Company's business, the Company's inability to efficiently and effectively integrate the recently acquired businesses with the Company's historical business, the Company's inability to efficiently expand operations and capacity to meet growth, the Company's inability to develop, introduce and produce new product offerings (including the Flavorstation line of appliances) within the anticipated timeframe or at all, the Company’s inability to refinance its credit facility and the failure of lenders to honor their commitments under the Company's credit facility, as well as other risks described more fully in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K being filed on March 15, 2012 and its subsequent filings under the Securities Exchange Act of 1934. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Use of Non-GAAP Financial Measures

To supplement its financial statements, the Company also provides investors with information related to non-GAAP pro forma fully-taxed net income (loss) per basic and diluted share and adjusted EBITDA, which are both non-GAAP financial measures. The Company believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.  Management uses these non-GAAP measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes.  These measures are also presented to the Company’s board of directors.

Non-GAAP pro forma fully-taxed net loss per share consists of net loss attributable to common shareholders plus preferred dividends, the provision for income taxes, non-cash stock-based compensation expense, non-recurring and acquisition-related costs, amortization of intangible assets, pro forma effect of expected acquisition synergies and the pro forma effect of applying full income tax rates divided by the weighted average number of shares of common stock outstanding during each period. Primo believes non-GAAP pro forma fully-taxed net loss per share is useful to an investor because it is widely used to measure a Company's operating performance.

EBITDA consists of the net loss attributable to common shareholders plus preferred dividends, depreciation and amortization, interest expense and the provision for income taxes.  Adjusted EBITDA consists of EBITDA further adjusted for non-cash stock-based compensation expense, non-recurring and acquisition-related costs, and pro forma effect of expected acquisition synergies. The Company uses adjusted EBITDA as a measure of operating performance because it assists management in comparing performance on a consistent basis, as, among other things, it removes from operating results the impact of the Company's capital structure, non-cash charges and non-recurring acquisition-related costs and gives pro forma effect to expected acquisition synergies.  The Company believes adjusted EBITDA is useful to an investor in evaluating the Company's operating performance because it is widely used to measure a Company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and presents a meaningful measure of corporate performance exclusive of the Company's capital structure, and the method by which assets were acquired.  Primo also uses adjusted EBITDA for purposes of determining executive and senior management incentive compensation as well as for determining covenant compliance under its credit agreement.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the Company's financial statements and are subject to inherent limitations.

FINANCIAL TABLES TO FOLLOW

Primo Water Corporation
Consolidated Balance Sheets
(in thousands, except par value data)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash	$751	$443
Accounts receivable, net	14,317	6,605
Inventories	8,826	3,651
Prepaid expenses and other current assets	3,035	1,838
Total current assets	26,929	12,537

Bottles, net	3,704	2,505
Property and equipment, net	47,101	34,890
Intangible assets, net	20,374	11,039
Goodwill	85,256	77,415
Other assets	1,085	1,225
Total assets	$184,449	$139,611

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,155	$4,754
Accrued expenses and other current liabilities	4,397	2,716
Current portion of debt, capital leases and notes payable	14,514	11
Total current liabilities	30,066	7,481

Capital leases and notes payable, net of current portion	44	17,945
Other long-term liabilities	4,710	748
Total liabilities	34,820	26,174

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value - 10,000 shares authorized, none issued and outstanding	–	–
Common stock, $0.001 par value 70,000 shares authorized,23,658 and 19,021 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	24	19
Additional paid-in capital	271,220	220,125
Common stock warrants	7,007	6,966
Accumulated deficit	(128,102)	(113,723)
Accumulated other comprehensive (loss) income	(520)	50
Total stockholders’ equity	149,629	113,437
Total liabilities and stockholders’ equity	$184,449	$139,611

Primo Water Corporation
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$22,006	$12,706	$83,956	$44,607
Operating costs and expenses:
Cost of sales	18,454	8,950	64,367	34,213
Selling, general and administrative expenses	5,919	3,823	20,003	12,621
Non-recurring and acquisition-related costs	924	2,184	2,091	2,491
Depreciation and amortization	2,516	1,646	9,223	4,759
Total operating costs and expenses	27,813	16,603	95,684	54,084
Loss from operations	(5,807)	(3,897)	(11,728)	(9,477)
Interest expense	734	1,031	1,691	3,431
Other expense, net	-	18	(1)	(15)
Loss before income taxes	(6,541)	(4,946)	(13,418)	(12,893)
Provision for income taxes	452	-	961	-
Net loss	(6,993)	(4,946)	(14,379)	(12,893)
Preferred dividends	-	5,771	-	9,831
Net loss attributable to common shareholders	$(6,993)	$(10,717)	$(14,379)	$(22,724)

Basic and diluted loss per common share:
Net loss attributable to common shareholders	$(0.30)	$(0.96)	$(0.66)	$(5.81)

Basic and diluted weighted average common shares outstanding	23,645	11,194	21,652	3,910

Primo Water Corporation
Non-GAAP Reconciliation
(Unaudited; in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Net loss attributable to common shareholders	$(6,993)	$(10,717)	$(14,379)	$(22,724)
Preferred dividends	-	5,771	-	9,831
Net loss	(6,993)	(4,946)	(14,379)	(12,893)
Depreciation and amortization	2,516	1,646	9,223	4,759
Interest expense	734	1,031	1,691	3,431
Provision for income taxes	452	-	961	-

EBITDA	(3,291)	(2,269)	(2,504)	(4,703)
Non-cash, stock-based compensation expense	326	291	984	685
Non-recurring and acquisition-related costs	924	2,184	2,091	2,491
Debt restructuring costs	459	-	459	-
Non-cash currency translation adjustment	164		164
Pro forma effect of expected acquisition synergies	290	-	2,162	-

Adjusted EBITDA	$(1,128)	$206	$3,356	$(1,527)

Net loss attributable to common shareholders	$(6,993)	$(10,717)	$(14,379)	$(22,724)
Preferred dividends	-	5,771	-	9,831
Provision for income taxes	452	-	961	-
Loss before income taxes	(6,541)	(4,946)	(13,418)	(12,893)
Non-cash, stock-based compensation expense	326	291	984	685
Non-recurring and acquisition-related costs	924	2,184	2,091	2,491
Debt restructuring costs	459	-	459	-
Non-cash currency translation adjustment	164	-	164	-
Amortization of intangible assets	385	193	1,579	417
Pro forma effect of expected acquisition synergies	290	-	2,162	-
Pro forma effect of full income tax	1,517	866	2,272	3,534

Non-GAAP net loss	$(2,476)	$(1,412)	$(3,707)	$(5,766)

Basic and Diluted non-GAAP net loss per share	$(0.10)	$(0.13)	$(0.17)	$(1.47)

Basic and diluted shares used to compute non-GAAP net income per share	23,645	11,194	21,652	3,910